Exhibit 99.1

ManTech Announces Leadership and Organizational Changes

HERNDON, Va., (June 15, 2020) (GLOBE NEWSWIRE) – ManTech (NASDAQ: MANT) today announced the appointment of Matt Tait as Chief Operating Officer (COO) effective July 1, 2020, a new role in which he will report directly to Kevin M. Phillips, ManTech’s President and CEO.

In addition, the company is implementing an important organizational change that will realign the two current business groups – Mission Solutions & Services (MSS) and Mission, Cyber & Intelligence Solutions (MCIS) – and create three business sectors: Intelligence, Defense and Federal Civilian. These organizational changes will enhance ManTech’s ability to leverage its broad and differentiated capabilities to better serve its customers’ emerging and sophisticated needs.

Tait joined ManTech in July 2018 as President of the company’s MSS Group, and in that role has been responsible for delivering a broad range of engineering, technology and digital services that enable the success of our customers’ national security and federal civilian missions. Under Tait’s leadership, ManTech has expanded and repositioned the company’s Department of Defense and Federal Civilian businesses to align with the company’s strategy of Bringing Digital to the Mission®.

“Over the past few years, ManTech has delivered differentiated solutions to foster the success of our customers’ critical missions, and this has resulted in the company’s significant new contract awards, helped achieve strong organic growth and increased margins. I am delighted to welcome Matt into his new role. He is a dynamic leader and his demonstrated abilities will provide an excellent foundation as he drives ManTech’s growth and brings enabling technologies to critical missions across our federal customers,” Phillips said.

Under the realignment, ManTech’s Senior Vice Presidents and General Managers Adam Rudo, Andrew Twomey and Bryce Pippert will directly report to the COO and be appointed as Executive Vice Presidents and General Managers of the Intelligence, Defense and Federal Civilian Sectors, respectively. Twomey and Pippert currently oversee ManTech’s defense and federal civilian businesses. Rudo oversees ManTech’s Security Solutions business unit.

“We are committed to investing in talent and developing leadership from within the organization,” Phillips said. “I am pleased that Adam, Andy and Bryce will continue to bring their unwavering commitments to our customers and their critical missions. Our support to customers remains the driver for ManTech’s market-leading performance.”

The changes announced today are not expected to have a material impact on the company’s 2020 financial results or guidance as updated in April.

About ManTech

ManTech provides mission-focused technology solutions and services for U.S. defense, intelligence community and federal civilian agencies. In business more than 50 years, we excel in full-spectrum cyber, data collection & analytics, enterprise IT, systems engineering and software application development solutions that support national and homeland security. Additional information on ManTech can be found at www.mantech.com.

Media Contact:

Jim Crawford

Executive Director, External Communications

Mobile: 571-446-7550

James.Crawford2@ManTech.com